Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of November 28, 2014, by and between Full House Resorts, Inc., a Delaware corporation (the “Company”) and Mark Miller (“Executive”).

WHEREAS, the Company and Executive have previously entered into that certain Employment Agreement, dated July 17, 2007 (the “Employment Agreement”), which provides for Executive’s employment as Chief Operating Officer of the Company; and

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Termination of Employment and Employment Agreement

1.1.           Resignations.  Effective as of the date hereof, Executive hereby resigns from any and all officer positions (including as Chief Operating Officer and/or directorships Executive may hold with the Company or any of its subsidiaries or affiliates.  Company acknowledges and agrees that such resignations will not constitute a material breach by Executive of the Employment Agreement or in any event give rise to “Cause” for purposes of termination of the Employment Agreement.  Following the date hereof, Executive will continue as an employee of the Company until the Separation Date (as defined below).  Executive acknowledges and agrees that such resignation and any action taken by the Company in connection therewith (including without limitation the appointment of a new Chief Operating Officer of the Company) will not constitute a termination of his employment by Executive for “Good Reason” (each, as defined in the Employment Agreement, or an event giving rise to a “Good Reason” termination for purposes of the Employment Agreement or any other agreement between Executive and the Company.

1.2.           Termination of Employment.  Effective as of the earlier of (i) the execution of consents by the parties to (A) that certain First Lien Credit Agreement, dated as of June 29, 2012, by and between the Company and the parties named therein (as amended from time to time, the “First Lien Credit Agreement”) and (B) that certain Second Lien Credit Agreement, dated as of October 1, 2012, by and between the Company and the parties named therein (as amended from time to time, the “Second Lien Credit Agreement”), providing that payments made pursuant to this Agreement and the Settlement Agreement (as defined below) shall not constitute a breach of the Company’s obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement, (ii) the date upon which the Company may determine, in its sole discretion, that payments made pursuant to this Agreement and the Settlement Agreement shall not constitute a breach of the Company’s obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement and (iii) any other date as determined by the Company in the Company’s sole discretion (the “Separation Date”), Executive’s employment with the Company and its subsidiaries and affiliates shall terminate and Executive shall cease to be an employee and/or officer of any and all of the foregoing.  The parties hereby acknowledge and agree that Executive’s termination of employment hereunder constitutes a termination of employment by the Company without “Cause” for purposes of, and as defined in, the Employment Agreement, and constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h).  The Company agrees to use its reasonable best efforts to obtain such consent by the parties to the First Lien Credit Agreement and the Second Lien Credit Agreement.

1.3.           Termination of Employment Agreement.  As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor Executive shall have any further obligations thereunder; provided, however, that the Company’s obligation to pay to Executive accrued amounts payable to Executive through the Separation Date and the provisions of Section 10 (Confidential Information), Section 11 (Non-Competition), Section 13 (Arbitration) and Section 14 (Right to Cure) of the Employment Agreement shall survive such termination of the Employment Agreement.  Executive acknowledges and agrees that all compensation, benefits and other obligations due to Executive by the Company through the Separation Date, whether by contract or law, have been or will be paid or otherwise satisfied in full (including without limitation salary, bonuses and accrued but unused vacation earned through the Separation Date).

1.4.           Return of Property.  No later than the Separation Date, Executive shall return to the Company all Company property in his possession, including without limitation, keys, credit cards, telephone calling cards, customer lists, confidential information, manuals, books, notebooks, financial statements, reports and other documents except for Executive’s cellular telephone and laptop computer.

2.	Equity Awards; Severance; 280G Best Pay Cap

2.1.           Restricted Stock.  Each outstanding share of the Company’s restricted common stock granted pursuant to the Company’s Amended and Restated 2006 Incentive Compensation Plan that is held by Executive shall become immediately vested in full as of the date hereof.  The Company shall pay costs associated with removing any restrictions from such shares.

2.2            Severance.  In addition to any accrued but unpaid salary and vacation earned by Executive through the Separation Date, in consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the Release (as defined below), and Executive’s continued compliance with the terms and conditions of this Agreement, including without limitation, the confidentiality and non-competition covenants described in Section 4 below, the Company shall pay or provide to Executive the following:

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(a)           An  amount equal to $599,830 (the “Severance Amount”). The Severance Amount shall be paid (i) $399,887 in a single lump sum on the 8th day after the Separation Date and (ii) $199,943 in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the Separation Date and ending on the six-month anniversary of the Separation Date; provided, however, that no payments under this Section 2.3(a)(ii) shall be made prior to the first payroll date occurring on or after the 8th day following the Separation Date (such payroll date, the “First Payroll Date”), with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon.

(b)           During the period commencing on the Separation Date and ending on the earlier of (i) December 31, 2015 and (ii) the date on which Executive becomes eligible to receive comparable group health insurance coverage under a subsequent employer’s plans, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code (COBRA), the Company shall continue to provide Executive and Executive’s eligible dependents with coverage under its group health plans at no cost and at the same levels to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Separation Date, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

2.3           280G Best Pay Cap.

(a)           Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under this Agreement shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

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(b)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

3.	Release of Claims

Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2.2, Executive shall execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release”).  In addition, the Company shall execute a general release of claims in substantially the form attached hereto as Exhibit B.

4.	Indemnity

The Company confirms and agrees that it shall fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advance of expenses) or exculpation existing in favor of Executive under the Company’s certificate of incorporation and bylaws, as amended and as in effect on the date hereof.

5.	Reaffirmation of Prior Agreements

Executive hereby acknowledges and agrees that Executive is bound by certain confidentiality and non-competition covenants set forth in Sections 10 and 11 of the Employment Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Executive hereby reaffirms the covenants and provisions set forth in Sections 10 and 11 of the Employment Agreement and acknowledges and agrees that the provisions of Sections 10 and 11 of the Employment Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect.  In addition, the Company and Executive acknowledge and agree that Executive has certain third-party beneficiary rights pursuant to that certain Settlement Agreement by and among Daniel R. Lee, Bradley M. Tirpak, Craig W. Thomas, among others, and the Company (the “Settlement Agreement”).

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6.	Dispute Resolution

6.1.           Arbitration.  Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Las Vegas, Nevada in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  In the event of such an arbitration proceeding, Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  Except as provided herein, the Nevada Uniform Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of Nevada, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.

6.2.           Waiver of Jury Trial.   By submitting a dispute to arbitration, the parties hereto understand that they will not enjoy the benefits of a jury trial.  Accordingly, the parties hereto expressly waive the right to a jury trial.

6.3.           Nonexclusive Remedy.  Notwithstanding the above provisions regarding arbitration, the parties each retain their respective rights to seek injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

7.	Miscellaneous

7.1.           Code Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

7.2.           Withholding.  The Company may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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7.3.           Severability.  In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

7.4.           Successors.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution; provided, however, that this Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, executors, and legal representatives, and Executive may designate one or more beneficiaries with respect to Executive’s rights under this Agreement upon Executive’s death.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.5.           Final and Entire Agreement; Amendment.  This Agreement, together with the Release, represents the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

7.6.           Consultation with Counsel.  Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and has been advised to do so by the Company, and (b) Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

7.7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of Nevada.

7.8.           Cooperation.  Executive agrees that, after the Separation Date, upon the reasonable request of the Company, Executive shall cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its subsidiaries.  Executive shall be reimbursed for the reasonable expenses Executive incurs in connection with any such cooperation and/or assistance, and shall receive from the Company reasonable per diem compensation in connection therewith.  Any such reimbursements and per diem compensation shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Executive’s timely submission to the Company of proper documentation with respect thereto).  In addition, for a period of three months following the Separation Date, Executive agrees that he will use commercially reasonable efforts to cooperate with the Company, subject to his professional availability and at the expense of the Company, as may be reasonably requested by the Company, from time to time, to consult, advise and provide relevant input with respect to (a) the Company’s current year-end audit process, (b) any internal investigation or administrative, regulatory or judicial proceeding involving matters that were within the scope of Executive’s duties and responsibilities to the Company and its affiliates during your employment with the Company, and (c) the transition of Executive’s job duties and responsibilities.

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7.9.           Non-Disparagement.  Executive covenants and agrees that Executive will not, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the Company, Daniel R. Lee, Bradley M. Tirpak or Craig W. Thomas or any of their respective subsidiaries, affiliates, successors, assigns, officers (including any current officer of the Company or its subsidiaries who no longer serves in such capacity following the execution of this Agreement or any new officer of the Company following execution of this Agreement), directors (including any current director of the Company or its subsidiaries who no longer serves in such capacity following the execution of this Agreement or any new director of the Company following execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services.  The Company covenants and agrees that it will not, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that would reasonably be expected to disparage Executive.  Notwithstanding the foregoing, this Section 6.9 shall not preclude Executive or the Company from making any statement to the extent required by law or legal process.

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7.10.           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:  at Executive’s most recent address on the records of the Company;

If to the Company:

Full House Resorts, Inc.
4670 South Fort Apache Road
Suite 190
Las Vegas, Nevada 89147
Attn: General Counsel

with a copy to:
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA  90071-1560
Attn: Steven B. Stokdyk

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

7.11.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Mark Miller
Mark Miller

FULL HOUSE RESORTS, INC., a Delaware corporation

By:	/s/ Carl Braunlich
Name: Carl Braunlich
Title: Director

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EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, except for the undersigned’s rights under that certain Separation Agreement, dated as of November 28, 2014, by and between Full House Resorts, Inc. (the “Company”) and the undersigned (the “Separation Agreement”), the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its partners, subsidiaries, associates, affiliates, predecessors, successors, heirs, assigns, agents, directors, officers, employees, stockholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the service relationship, employment or termination of service or employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Nevada Fair Employment Practices Act.  Notwithstanding the foregoing, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under the Separation Agreement or (ii) to indemnification and/or advancement of expenses pursuant to any indemnification arrangement covering the undersigned.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)           HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)           HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)           HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

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The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this _____ day of ___________, 20__.

Mark Miller

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EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, which are set forth in that certain Employment Agreement, dated July 17, 2007 (the “Employment Agreement”) between Full House Resorts, Inc. (the “Company”) and Mark Miller (“Executive”), the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns (c) its current and past officers and directors, and (d) its agents and employees, and in each case does hereby release and forever discharge the “Releasees” hereunder, consisting of Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Company or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  Notwithstanding the foregoing, this General Release shall not operate to release any Claims which the undersigned may have relating to or arising out of (i) Executive’s intentional, willful or reckless misconduct or (ii) Executive’s fraud or breach of fiduciary duty (the “Unreleased Claims”).

The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against the Releasees, or any of them.  The Company agrees that if it or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

IN WITNESS WHEREOF, the Company has executed this Release as of this ___ day of ________, 20__.

FULL HOUSE RESORTS, INC.

By:

Its: Vice Chairman of the Board of Directors

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